Exhibit (n)(2)

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

February 27, 2008

Nuveen Municipal High Income Opportunity Fund

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen Municipal High Income Opportunity Fund

       SEC File Nos. 333-140017, 811-021449

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen Municipal High Income Opportunity Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP

Morgan Lewis & Bockius LLP